UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                        Boston Communications Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    100582105
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                                 (CUSIP Number)

                                December 31, 2006
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         |X|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 100582105                   13G                      Page 2 of 9 Pages
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1.    NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Renaissance Technologies Corp.              13-3127734
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2.    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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               5.    SOLE VOTING POWER

                     1,425,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,425,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,425,000
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.96%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
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                               Page 2 of 9 Pages

CUSIP No. 100582105                   13G                      Page 3 of 9 Pages
--------------------------------------------------------------------------------
1.    NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      RIEF Trading LLC           20-2964171
--------------------------------------------------------------------------------
2.    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,378,400
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,378,400
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,378,400
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.70%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
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                               Page 3 of 9 Pages

CUSIP No. 100582105                   13G                      Page 4 of 9 Pages
--------------------------------------------------------------------------------
1.    NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      James H. Simons
--------------------------------------------------------------------------------
2.    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,425,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,425,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,425,000
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.96%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 4 of 9 Pages

CUSIP No. 100582105                   13G                      Page 5 of 9 Pages

Item 1.

      (a)   Name of Issuer.

            Boston Communications Group Inc.

      (b)   Address of Issuer's Principal Executive Offices.

            55 Middlesex Turnpike
            Bedford, MA 01730

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed by Renaissance Technologies Corp. ("RTC"), RIEF Trading LLC ("RIEF") and James H. Simons ("Simons").

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of the reporting persons is:

            800 Third Avenue
            New York, New York 10022

      (c)   Citizenship.

            Dr. Simons is a United States citizen,
            RTC is a Delaware corporation, and
            RIEF is a Delaware limited liability company.

      (d)   Title of Class of Securities.

            Common Stock, $0.01 par value

      (e)   CUSIP Number.

            100582105


                               Page 5 of 9 Pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Act.
      (b)   |_| Bank as defined in Section 3(a)(6) of the Act.
      (c)   |_| Insurance Company as defined in Section 3(a)(19) of the Act.
      (d) |_| Investment Company registered under Section 8 of the Investment Company Act.
      (e)   |X| Investment Adviser in accordance with Sec.
                240.13d-1(b)(1)(ii)(E).
      (f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d1(b)(1)(ii)(F).
      (g)   |_| Parent holding company, in accordance with Sec.
                240.13d-1(b)(ii)(G).
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j)   |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box
|_|.

Item 4. Ownership

      (a)   Amount Beneficially Owned.

            RTC:        1,425,000 shares (includes shares held by RIEF).

            RIEF: 1,378,400 shares. The filing of this statement shall not be construed as an admission that RIEF is the beneficial owner of any such shares for purpose of Section 13(d) of the Securities Act of 1934. RIEF disclaims beneficial ownership of such shares.

            Simons: 1,425,000 shares, comprising the shares beneficially owned by RTC, because of Dr. Simons' position as control person of RTC.

      (b)   Percent of Class.           RTC:            7.96%
                                        RIEF:           7.7%
                                        Simons:         7.96%

      (c)   Number of shares as to which each such person has

            (i)   sole power to vote or to direct the vote:   RTC:     1,425,000
                                                              RIEF:    1,378,400
                                                              Simons:  1,425,000

            (ii)  shared power to vote or to direct the vote:          0

            (iii) sole power to dispose or to direct the
                  disposition of:                             RTC:     1,425,000
                                                              RIEF:    1,378,400
                                                              Simons:  1,425,000

            (iv)  shared power to dispose or to direct the
                  disposition of:                                      0


                               Page 6 of 9 Pages

Item 5. Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the securities which are the subject of this report filed on behalf of RTC and Simons.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not applicable.

Item 8. Identification and Classification of Members of the Group.

            Not applicable.

Item 9. Notice of Dissolution of Group.

            Not applicable.


                               Page 7 of 9 Pages

Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2007
                                             /s/ James H. Simons
                                             -----------------------------------
                                                       James H. Simons


                                             Renaissance Technologies Corp.

                                             By: /s/ Mark Silber
                                                 -------------------------------
                                                 Mark Silber
                                                 Vice President


                                             RIEF Trading LLC

                                             By: Renaissance Technologies Corp.,
                                                 its Managing Member

                                                 By: /s/ Mark Silber
                                                     ---------------------------
                                                     Mark Silber
                                                     Vice President

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                               Page 8 of 9 Pages